Contact:	Corey Horsch
Vice President of Investor Relations
and Treasurer
(405) 225-4800

SONIC REPORTS FIRST FISCAL QUARTER 2018 EARNINGS PER SHARE GROWTH

OKLAHOMA CITY (January 4, 2018) - Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for its first fiscal quarter ended November 30, 2017.

Key highlights of the company’s first quarter of fiscal year 2018 included:

•	Net income per diluted share increased 4% to $0.29 versus $0.28 in the prior-year period; adjusted net income per diluted share increased 25% to $0.30 versus $0.24 in the prior-year period;

•	System same-store sales declined 1.7%, consisting of a 1.6% same-store sales decrease at franchise drive-ins and a 3.2% decrease at company drive-ins;

•	Company drive-in margins declined 0.1%;

•	5 new drive-ins opened; and

•	The company repurchased 1.7 million outstanding shares.

“As expected, our first quarter same-store sales declined modestly versus prior year reflecting continued intense competitive pressure and unfavorable weather,” said Cliff Hudson, Sonic Corp. CEO. “Excluding the impact of weather, same-store sales were flat, indicating an improvement in underlying traffic trends.

“During the quarter, we promoted the Carhop Classic for $2.99, featuring our full-sized cheeseburger and medium hand-made onion rings, a value offering with a highly compelling price point, broad consumer appeal and strong quality differentiation. In addition to driving improved traffic, the introduction of a sharper everyday value message also improved value and quality scores from customers, validating our evolution to more focused and consistent national value promotions. We will continue to refine this strategy as we move through the remainder of the fiscal year, seeking to balance everyday value and consistent profitability for franchisees while staying true to Sonic’s core tenets of quality, differentiation and innovation.

“While price competition remains fierce, we are hard at work driving the business in areas we can control. We continue to refine our current media strategies, resulting in increased impressions on national cable today and new creative content in the market this spring. We have growing confidence in our product pipeline as we look out to the key summer season and our mobile order ahead pilot is underway.

“Finally, we continue to optimize our capital structure and return cash to shareholders. During the quarter, we repurchased 1.7 million shares, or 4% of shares outstanding, for $40.8 million. We have increased our targeted leverage range to 3.5-4.5x net-debt-to-EBITDA and anticipate concluding the year at the higher end of the range.”

Financial Overview
For the first fiscal quarter of 2018, the company’s net income totaled $11.4 million or $0.29 per diluted share compared to net income of $13.1 million or $0.28 per diluted share in the same period of the prior year. Excluding the items outlined below, net income increased 5% and net income per diluted share increased 25%.

The following analysis of non-GAAP adjustments is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of this analysis provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

(In thousands, except per share amounts)
໿

	Three months ended		Three months ended
	November 30, 2017		November 30, 2016
	Net	Diluted	Net	Diluted	Net Income		Diluted EPS
	Income	EPS	Income	EPS	$ Change	% Change	$ Change	% Change
Reported – GAAP	$11,430	$0.29	$13,118	$0.28	$(1,688)	(13)%	$0.01	4%
Payment card breach expense (1)	642	0.02	—	—
Tax impact on payment card breach expense (2)	(245)	(0.01)	—	—
Net loss on refranchising transactions (3)	—	—	957	0.02
Tax impact on refranchising transactions (4)	—	—	(340)	(0.01)
Gain on sale of investment in refranchised drive-in operations (5)	—	—	(3,795)	(0.08)
Tax impact on sale of investment in refranchised drive-in operations (4)	—	—	1,350	0.03
Adjusted - Non-GAAP	$11,827	$0.30	$11,290	$0.24	$537	5%	$0.06	25%
________________

(1)	Costs include legal fees, investigative fees and costs related to customer response.

(2)	Tax impact during the period at a consolidated blended statutory tax rate of 38.2%.

(3)	During the first quarter of fiscal year 2017, we completed two transactions to refranchise the operations of 56 company drive-ins.

(4)	Tax impact during the period at an effective tax rate of 35.6%.

(5)	Gain on sale of investment in refranchised drive-ins is related to minority investments in franchise operations retained as part of a refranchising transaction that occurred in fiscal year 2009.
໿

Fiscal Year 2018 Outlook
While the macroeconomic environment may impact results, the company continues to expect adjusted earnings per share for fiscal year 2018 to increase 5% to 10%(1) year over year, excluding the impact of the recently passed federal tax legislation. The outlook for fiscal 2018 anticipates the following elements:

•	Approximately 0% to 2% same-store sales growth for the system;

•	Royalty revenue growth from new unit development;

•	70 to 80 new franchise drive-in openings;

•	Drive-in-level margins of 15.1% to 15.7%, depending upon the degree of same-store sales growth at company drive-ins;

•	Selling, general and administrative expenses of approximately $76 million to $78 million;

•	Depreciation and amortization expense of $40 million to $42 million;

•	Net interest expense of approximately $32 million to $34 million;

•	Capital expenditures of $38 million to $40 million; excluding spending on build-to-suit drive-in development, capital outlays would be $34 million to $36 million;

•	Free cash flow(2) of approximately $60 million to $65 million(1);

•	An income tax rate of approximately 35%(1);

•	The repurchase of approximately $160 million in shares across the fiscal year; and

•	An expected quarterly cash dividend of $0.16 per share.

Earnings Conference Call
The company will host a conference call to review financial results at 5:00 PM ET this evening.  The conference call can be accessed live over the phone by dialing (800) 281-7973 or (323) 794-2093 for international callers.  A replay will be available one hour after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the conference ID is 8837715.  The replay will be available until Thursday, January 11, 2018.  An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event will be available on the investor section of the company's website, sonicdrivein.com.

About Sonic
SONIC, America's Drive-In is the nation's largest drive-in restaurant chain serving approximately 3 million customers every day. Nearly 94 percent of SONIC's 3,500 drive-in locations are owned and operated by local business men and women. For 64 years, SONIC has delighted guests with signature menu items, 1.3 million drink combinations and friendly service by iconic Carhops. Since the 2009 launch of SONIC's Limeades for Learning philanthropic campaign in partnership with DonorsChoose.org, SONIC has donated $9.5 million to public school teachers nationwide to fund essential learning materials and innovative teaching resources to inspire creativity and learning in their students. To learn more about Sonic Corp. (NASDAQ/NM: SONC), please visit sonicdrivein.com and please visit or follow us on Facebook and Twitter. To learn about SONIC's Limeades for Learning initiative, please visit LimeadesforLearning.com.

(1)
These amounts exclude the impact of recent tax reform legislation which will reduce the company’s federal statutory tax rate from 35% to 21%, resulting in a blended statutory rate of 25.7% for fiscal year 2018. The company is analyzing other changes that will impact the total effective tax rate.

(2)	Free cash flow is defined as net income plus depreciation, amortization and stock compensation expenses, less capital expenditures net of spending on build-to-suit drive-in development.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.
The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated.  In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales.  System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand.  While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales.  This information also is indicative of the financial health of our franchisees.

SONC-F

SONIC CORP.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three months ended November 30,
	2017	2016
Revenues:
Company Drive-In sales	$62,540	$87,152
Franchise Drive-Ins:
Franchise royalties and fees	40,778	40,139
Lease revenue	1,684	1,381
Other	426	879
Total revenues	105,428	129,551

Costs and expenses:
Company Drive-Ins:
Food and packaging	17,713	24,116
Payroll and other employee benefits	22,774	31,766
Other operating expenses, exclusive of depreciation and amortization included below	13,579	19,426
Total cost of Company Drive-In sales	54,066	75,308

Selling, general and administrative	19,769	19,754
Depreciation and amortization	9,366	10,277
Other operating income, net	(221)	(2,840)
Total costs and expenses	82,980	102,499
Income from operations	22,448	27,052

Interest expense	7,675	7,189
Interest income	(382)	(494)
Net interest expense	7,293	6,695

Income before income taxes	15,155	20,357
Provision for income taxes	3,725	7,239
Net income	$11,430	$13,118

Basic income per share	$0.29	$0.29
Diluted income per share	$0.29	$0.28

Weighted average basic shares	39,327	45,720
Weighted average diluted shares	39,885	46,543
໿

SONIC CORP.
Unaudited Supplemental Information

	Three months ended November 30,
	2017	2016
Drive-Ins in Operation:
Company:
Total at beginning of period	228	345
Opened	—	—
Sold to franchisees	—	(56)
Closed (net of re-openings)	—	(3)
Total at end of period	228	286
Franchise:
Total at beginning of period	3,365	3,212
Opened	5	14
Acquired from the company	—	56
Closed (net of re-openings)	(10)	(9)
Total at end of period	3,360	3,273
System:
Total at beginning of period	3,593	3,557
Opened	5	14
Closed (net of re-openings)	(10)	(12)
Total at end of period	3,588	3,559

	Three months ended November 30,
	2017	2016

	($ in thousands)
Sales Analysis:
Company Drive-Ins:
Total sales	$62,540	$87,152
Average drive-in sales	274	270
Change in same-store sales	(3.2)%	(2.4)%
Franchised Drive-Ins:
Total sales	$994,942	$975,782
Average drive-in sales	300	304
Change in same-store sales	(1.6)%	(2.0)%
System:
Change in total sales	(0.5)%	(0.9)%
Average drive-in sales	$298	$301
Change in same-store sales	(1.7)%	(2.0)%
Note:  Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.
Unaudited Supplemental Information

	Three months ended November 30,
	2017	2016

	(In thousands)
Revenues:
Company Drive-In sales	$62,540	$87,152
Franchise Drive-Ins:
Franchise royalties	40,627	39,882
Franchise fees	151	257
Lease revenue	1,684	1,381
Other	426	879
Total revenues	$105,428	$129,551

	Three months ended November 30,
	2017	2016
Margin Analysis (percentage of Company Drive-In sales):
Company Drive-Ins:
Food and packaging	28.3%	27.7%
Payroll and employee benefits	36.4	36.4
Other operating expenses	21.8	22.3
Cost of Company Drive-In sales	86.5%	86.4%

	November 30,	August 31,
	2017	2017

	(In thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$23,532	$22,340
Current assets	86,715	89,184
Property, equipment and capital leases, net	305,907	312,380
Total assets	$552,913	$561,744

Current liabilities, including capital lease obligations and long-term debt due within one year	$47,988	$58,616
Obligations under capital leases due after one year	15,573	16,167
Long-term debt due after one year, net of debt issuance costs	666,600	628,116
Total liabilities	790,193	763,502
Stockholders' deficit	$(237,280)	$(201,758)

The following analysis of non-GAAP adjustments is intended to supplement the presentation of the company’s financial results in accordance with GAAP.  The company believes that the presentation of this analysis provides useful information to investors and management regarding the underlying business trends and the performance of the company’s ongoing operations and is helpful for period-to-period and company-to-company comparisons, which management believes will assist investors in analyzing the financial results of the company and predicting future performance.

(In thousands)

	Three months ended November 30, 2017				Three months ended November 30, 2016
	Reported GAAP	Adjustments		Adjusted Non-GAAP	Reported GAAP	Adjustments		Adjusted Non-GAAP
Total Revenues	$105,428	$—		$105,428	$129,551	$—		$129,551

Total cost of Company Drive-in sales	54,066	—		54,066	75,308	—		75,308
Selling, general and administrative	19,769	(642)	(1)	19,127	19,754	—		19,754
Depreciation and amortization	9,366	—		9,366	10,277	—		10,277
Other operating income, net	(221)	—		(221)	(2,840)	2,838	(2)	(2)
Total cost and expenses	82,980	(642)		82,338	102,499	2,838		105,337
Income from Operations	$22,448	$642		$23,090	$27,052	$(2,838)		$24,214
________________

(1)	Payment card breach expenses recorded in the first quarter of fiscal year 2018.

(2)
Includes the $957 thousand pretax net loss on refranchising transactions and the $3,795 thousand pretax gain on the sale of investment in refranchised drive-in operations during the first quarter of fiscal year 2017.